Exhibit 22 - List of Subsidiaries of the Company


Polese Company, Inc

Type III, Inc.

American Silicon Products, Inc.

ASP Realty, Inc.

Retconn Incorporated

SPM Holdings Corporation

Silicon Materials Service, B. V.

International Semiconductor Products Pte Ltd.